Xos Announces Appointment of Stuart Bernstein to Board of Directors

Clean technology industry veteran brings extensive experience to Xos Board

LOS ANGELES — October 21, 2022 — Xos, Inc. (NASDAQ: XOS), a leading technology company that provides fleet services, software solutions, and manufactures Class 5 through Class 8 battery-electric commercial vehicles, today announced that Stuart Bernstein has joined the Board of Directors (the “Board”), effective October 20th. Mr. Bernstein will serve as a member of the Audit and Compensation committees.

Mr. Bernstein will be a Class III director and will serve until the Annual meeting of stockholders in 2024, or such later time if he stands for re-election as a Board member and is re-elected. Mr. Bernstein will replace Ms. Sara Mathew, a current Class III director, who will be stepping down from the Board. Following the appointment of Mr. Bernstein, the Board will continue to comprise eight directors, six of whom are independent.

“We are pleased to welcome Stuart Bernstein to the Xos Board,” said Dakota Semler, Chairman and Chief Executive Officer of Xos. “Stuart’s deep experience working with newly public growth companies with a focus on clean technology, renewables, and sustainability will be invaluable to Xos as we continue to scale our business, fund our growth, and pursue our mission to decarbonize commercial transportation. I would also like to thank Sara for her outstanding contributions to Xos during this critical first year as a public company.”

“Decarbonizing transportation is something I’m deeply passionate about, and Xos is uniquely positioned to lead this evolution within the commercial trucking space,” said Mr. Bernstein. “I’m excited to join the Xos Board of Directors and support the Company as it executes on its strategic vision of a zero-emission future.”

“It has been an honor to serve on the Board of Directors at Xos during its initial year as a public company,” said Ms. Mathew. “I will continue to be a staunch supporter of the team and look forward to following their future successes.”

Mr. Bernstein is the Founder and Managing Member of Sustainable Capital LLC, a sustainable investment firm. Prior to that, he was a long-time partner at Goldman
Sachs, where during his 25-year career he founded and managed the Clean Technology and Renewables group within the investment banking division, working with many of the firm’s corporate and investor clients focused on sustainability. He also ran the Venture Capital Coverage effort, was co-head of Equity Capital Markets (ECM) and Global Head of the Technology Capital Markets Team where he advised on capital markets strategies and transactions with hundreds of late-stage private and early-stage public growth companies. Mr. Bernstein is also Senior Advisor to G2VP, a sustainable venture and growth investment firm; Story3 Capital Partners, a consumer, commerce, and content private equity firm; and Kimpact, a national affordable housing fund with a focus on environmental and social impact. Previously, Mr. Bernstein served as an advisor to NextGen Acquisition Corp (the predecessor company to Xos) and NextGen Acquisition Corp II, two special purpose acquisition companies.

Mr. Bernstein earned his MBA from the Harvard Business School and his MPA from the Harvard Kennedy School. He graduated Phi Beta Kappa from U.C. Berkeley. Mr. Bernstein is a Board Emeritus member of the Haas School of Business and a former Trustee of the UC Berkeley Foundation. He was also a founder of the Berkeley Energy & Climate Institute, and a former Advisory Board Member to the Lawrence Berkeley National Lab. Stuart also served on the board at Generate Capital and the California Chapter of the Nature Conservancy. Mr. Bernstein was awarded Business Leader of the Year by the Haas School of Business and is a recipient of the Distinguished Environmental Advocate Award by Environmental Advocates of New York.

About Xos, Inc.
Xos is a leading technology company, fleet services provider, and original equipment manufacturer of Class 5 through Class 8 battery-electric vehicles and the tools to adopt them. Xos vehicles and fleet management software are purpose-built for medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes of up to 270 miles or less per day. The company leverages its proprietary technologies to provide commercial fleets with zero-emission vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, please visit www.xostrucks.com.

Contacts
Xos Investor Relations
investors@xostrucks.com

Xos Media Relations
press@xostrucks.com

Cautionary Statement Regarding Forward-Looking Statements
This press release may include “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding Xos, Inc.’s (“Xos”) expected product deliveries. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) Xos’ ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, (ii) cost increases and supply chain shortages in the components needed for the production of Xos’ vehicle chassis and battery system, (iii) changes in the industries in which Xos operates, (iv) changes in laws and regulations affecting Xos’ business, (v) Xos’ ability to retain key personnel and hire additional personnel, (vi) the risk of downturns and a changing regulatory landscape in the highly competitive electric vehicle industry and (vii) the outcome of any legal proceedings that may be instituted against Xos. You should carefully consider the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” included in Xos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2022 and Xos’ other filings with the SEC, copies of which may be obtained by visiting Xos’ Investors Relations website at https://investors.xostrucks.com/ or the SEC's website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Xos assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Xos does not give any assurance that it will achieve its expectations.